UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2017

GLOBAL FUTURE CITY HOLDING INC.

(Exact name of registrant as specified in its charter)

Nevada	000-33519	98-0360989
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 Park Plaza, Suite 400

Irvine, CA 92614

(Address of principal executive office)

(949) 769-3550

(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2017, Global Future City Holding, Inc. (the “Company”) and two shareholders Master Power Holdings Group and Big Name Group Co. Ltd., a British Virgin Islands corporation controlled by Mr. Ning (Sam) Liu (“Mr. Liu”), the Company’s former Chief Executive Officer, (collectively the “Shareholders”) entered into a Stock Issuance Cancellation Agreement (the “Agreement”). Pursuant to the Agreement, the Shareholders agreed to cancel and return to treasury an aggregate 8,349,906 shares of common stock (representing 17.11% of the current issued and outstanding common stock) as consideration for the significant hardship suffered by the Company as a result of Mr. Liu’s legal challenges.

Additionally, Mr. Liu entered into an agreement to cancel his share ownership in Great Coin, Inc. (“Great Coin”), a company that provides the platform and cryptocurrency (GX-COIN) used by our wholly-owned subsidiary, GX-Life Global, Inc. (“GX-Life”). Prior to the cancellation, Mr. Liu owned 50.0% of Great Coin and Michael Dunn, our Chief Executive Officer and member of our Board of Directors, owned the other 50.0% of Great Coin. After the cancellation, Mr. Dunn owns 100% of Great Coin.

Since 2016, Mr. Liu has experienced certain legal challenges in the People’s Republic of China (“PRC”) which caused the Company to initially require his resignation as an officer and director of the Company and its subsidiaries. Due to continued delay in the PRC with regards to Mr. Liu’s legal challenges, the Company and the Shareholders believe it is in its best interest to have all shares held by the Shareholders cancelled and returned to treasury.

Upon the closing of the Agreement, which took place on March 20 2017 (the “Closing”), the Shareholders surrendered their stock certificates representing an aggregate 8,349,906 shares of common stock with all necessary documentation to the Company’s transfer agent for cancellation. As a result of the Closing and as of the date of this Form 8-K, the Company now has 40,456,556 shares of common stock issued and outstanding.

The foregoing descriptions of the Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1, to this Form 8-K and incorporated by reference herein.

The following table sets forth certain information concerning the beneficial stock ownership of our common stock as of the date of this report. The information is presented with respect to: (i) each person who is known to us to beneficially own more than 5% of our common stock; (ii) each officer and director; and (iii) all directors and officers as a group; based upon 40,456,556 shares of outstanding common stock.

	Common Stock		Preferred Stock
Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percent Ownership of Class(2)	Amount and Nature of Beneficial Ownership	Percent Ownership of Class
Michael R. Dunn, COO, CFO and Director	11,443,111	28.28%	-0-	0.0%
All executive officers and directors as a group (one person)	11,443,111	28.28%	-0-	0.0%
Masuya Tomoe	15,647,047	38.68%	-0-	0.0%

(1)  c/o our address, 2 Park Plaza, Ste 400, Irvine, CA 92691, unless otherwise noted.

(2)   Except as otherwise indicated, we believe that the beneficial owners of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

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Section 5.01 Changes in Control of the Registrant

As a result of the completion of the Agreement, a change of control of the Company occurred. To the extent required by Item 5.01 of Form 8-K, the information contained in Item 1.01 of this Current Report is incorporated by reference in this Item 5.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stock Issuance Cancellation Agreement, dated as of March 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL FUTURE CITY HOLDING INC.
Dated: March 20, 2017	By:	/s/ Michael Dunn
Michael Dunn
Chief Executive Officer, Chief Financial Officer

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